Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

TWELVE SEAS INVESTMENT COMPANY II,

as the Purchaser,

TWELVE SEAS II MERGER SUB 1 INC.,
as Merger Sub 1,

TWELVE SEAS II MERGER SUB 2 LLC,
as Merger Sub 2,

CRYSTAL LAGOONS U.S. CORP.,
as Original Crystal Lagoons,

and

CL NEWCO INC.,
as the Company

Dated as of December 22, 2023

i

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21

4.1	Organization and Standing	21
4.2	Authorization; Binding Agreement	21
4.3	Capitalization	22
4.4	Subsidiaries	23
4.5	Governmental Approvals	23
4.6	Non-Contravention	23
4.7	Financial Statements	24
4.8	Absence of Certain Changes	25
4.9	Compliance with Laws	25
4.10	Company Permits	25
4.11	Litigation	25
4.12	Material Contracts	25
4.13	Intellectual Property	27
4.14	Taxes and Returns	29
4.15	Real Property	30
4.16	Personal Property	30
4.17	Title to and Sufficiency of Assets	31
4.18	Employee Matters	31
4.19	Benefit Plans	32
4.20	Environmental Matters	34
4.21	Transactions with Related Persons	35
4.22	Insurance	35
4.23	Books and Records	35
4.24	Top Customers and Suppliers	35
4.25	Certain Business Practices	35
4.26	Investment Company Act	36
4.27	Finders and Brokers	36
4.28	Independent Investigation	36
4.29	Information Supplied	36

Article V COVENANTS		37

5.1	Access and Information	37
5.2	Conduct of Business of the Company	38
5.3	Conduct of Business of the Purchaser	40
5.4	Annual and Interim Financial Statements	42
5.5	Purchaser Public Filings	42
5.6	No Solicitation	42
5.7	No Trading	43
5.8	Notification of Certain Matters	43
5.9	Regulatory Approvals; Consents	43
5.10	Tax Matters	45
5.11	Further Assurances	45
5.12	The Proxy Statement	46
5.13	Company Stockholder Meeting	47
5.14	Public Announcements	47
5.15	Confidential Information	48
5.16	Post-Closing Board of Directors and Executive Officers	49
5.17	Indemnification of Directors and Officers; Tail Insurance	50
5.18	Trust Account Proceeds	50
5.19	Additional PIPE Investment	50
5.20	Equity Incentive Plan	51
5.21	Excise Tax	51
5.22	Deferred Underwriting Fees	51

ii

Article VI CLOSING CONDITIONS		51

6.1	Conditions to Each Party’s Obligations	51
6.2	Conditions to Obligations of the Company	52
6.3	Conditions to Obligations of the Purchaser	53
6.4	Frustration of Conditions	53

Article VII TERMINATION AND EXPENSES		54

7.1	Termination	54
7.2	Effect of Termination	55
7.3	Fees and Expenses	56
7.4	Termination Fee	56

Article VIII WAIVERS AND RELEASES		57

8.1	Waiver of Claims Against Trust	57

Article IX MISCELLANEOUS		57

9.1	Non-Survival of Representations, Warranties and Covenants	57
9.2	Notices	58
9.3	Binding Effect; Assignment	58
9.4	Third Parties	59
9.5	Arbitration	59
9.6	Governing Law; Jurisdiction	59

9.7	WAIVER OF JURY TRIAL	60
9.8	Specific Performance	60
9.9	Severability	60
9.10	Amendment	60
9.11	Waiver	60
9.12	Entire Agreement	61
9.13	Interpretation	61
9.14	Counterparts	62
9.15	Legal Representation	62

Article X DEFINITIONS		63

10.1	Certain Definitions	63
10.2	Section References	73

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of OCL LLC Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Amended Company Charter
Exhibit D	Form of Amended Purchaser Charter

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as amended, this “Agreement”) is made and entered into as of December 22, 2023 by and among (i) Twelve Seas Investment Company II, a Delaware corporation (the “Purchaser”), (ii) Twelve Seas II Merger Sub 1 Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Purchaser (“Merger Sub 1”), (iii) Twelve Seas II Merger Sub 2 LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Purchaser (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), (iv) Crystal Lagoons U.S. Corp., a Delaware corporation (together with its successors, “Original Crystal Lagoons”), and (v) CL Newco Inc., a newly-incorporated Delaware corporation (“Company”) (the Purchaser, Merger Sub 1, Merger Sub 2, Original Crystal Lagoons and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”).

RECITALS:

WHEREAS, as of the date of this Agreement, Original Crystal Lagoons, directly and indirectly through its subsidiaries, is engaged in the business of creating technology for the development and maintenance of crystalline water lagoons of unlimited sizes;

WHEREAS, Merger Sub 1 is a newly incorporated, direct, wholly-owned Subsidiary of Purchaser, and was formed for the purpose of effectuating the First Merger (as defined below);

WHEREAS, Merger Sub 2 is a newly formed, direct, wholly-owned Subsidiary of Purchaser, and was incorporated for the purpose of effectuating the Second Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, not less than one (1) Business Day prior to the Closing Date (as defined below), the Company and all of the then stockholders of Original Crystal Lagoons shall execute and deliver a contribution agreement (as amended, the “Contribution Agreement” and, collectively with all material agreements, deeds, instruments or other documents as may be necessary or appropriate to implement and effect the transactions contemplated thereby, as amended, the “Contribution Documents”) providing for, effective as of the date of the execution and delivery of the Contribution Agreement by such Persons, the contribution by all of the then holders of all of the then outstanding shares of capital stock of Original Crystal Lagoons (the “OCL Capital Stock”), to the Company in consideration of the issuance by the Company of an equal number of duly issued, fully paid and non-assessable shares of Company Common Stock (the consummation of the transactions provided in the foregoing clauses, the “Contribution”) and pursuant to which Contribution, the former stockholders of Original Crystal Lagoon become stockholders of the Company and Original Crystal Lagoon becomes a wholly owned subsidiary of the Company;

WHEREAS¸ upon the terms and subject to the conditions set forth in this Agreement, not less than one (1) Business Day prior to the Closing Date, but after the consummation of the Contribution, Original Crystal Lagoons and the Company, as the then sole stockholder of Original Crystal Lagoons, shall cause Original Crystal Lagoons to be converted from a Delaware corporation to a Delaware limited liability company having a limited liability company agreement substantially in the form attached hereto as Exhibit A (the “OCL LLC Agreement”) and pursuant to which all of the shares of OCL Capital Stock issued and outstanding and held by the Company immediately prior to the effective time of the Conversion are converted into all of the limited liability company interests of Original Crystal Lagoons, as a Delaware limited liability company, and the Company is admitted as the sole member of Original Crystal Lagoons, as a Delaware limited liability company, all in accordance with DGCL and the DLLCA (as each term is defined below) (the “Conversion”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the First Effective Time (as defined below), the Purchaser shall amend and restate its certificate of incorporation as set forth in the Amended Purchaser Charter (as defined below);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, the consummation of both the Contribution and the Conversion and the effectiveness of the Amended Purchaser Charter in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), on the Closing Date, the Parties intend to (i) first, effect the merger of Merger Sub 1 with and into the Company in accordance with the DGCL, with the separate corporate existence of Merger Sub 1 ceasing and the Company continuing as the surviving corporation and a wholly owned subsidiary of the Purchaser (the “First Merger”), and (ii) second, and immediately following the effectiveness of the First Merger in accordance with the DGCL, effect the merger of the Company, as the surviving corporation of the First Merger, with and into Merger Sub 2 in accordance with the DGCL and the Delaware Limited Liability Company Act (as amended, the “DLLCA”), with the separate corporate existence of the Company ceasing and Merger Sub 2 continuing as the surviving limited liability company and a wholly owned subsidiary of Purchaser (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, the board of directors of Merger Sub 1 has adopted a resolution approving this Agreement and the First Merger, declaring the advisability of this Agreement and the First Merger and submitting same to the Purchaser, as the sole stockholder of Merger Sub 1;

WHEREAS, the board of directors of the Company has adopted resolutions approving this Agreement, the First Merger and the Second Merger, declaring the advisability of this Agreement and submitting this Agreement to the Company Stockholders for their consideration and vote;

WHEREAS, this Agreement and the Second Merger have been approved by all necessary action of Merger Sub 2 under the DLLCA;

WHEREAS, the board of directors of the Purchaser has approved this Agreement and the Transactions;

WHEREAS, the Purchaser has received a Stockholder Voting and Support Agreement (the “Voting Agreement”), signed by the Company and individuals who may become holders of Company Stock (as defined herein) sufficient to approve the First Merger and the other transactions contemplated by this Agreement;

WHEREAS, simultaneously with the Closing, and as a condition to consummate the Transactions, each Significant Company Holder shall enter into and deliver to Purchaser a Lock-Up Agreement with Purchaser and the Company substantially in the form attached hereto as Exhibit B (each, a “Lock-Up Agreement”), which will become effective as of the Closing (as defined below), and pursuant to which, among other things, such Significant Company Holder shall agree not to transfer its Closing Merger Shares Consideration (subject to certain exceptions set forth therein) for a period of time after the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition of the Parties’ willingness to execute and deliver this Agreement, Sponsor has entered into a Sponsor Voting and Support Agreement with the Purchaser and the Company (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor shall agree to (i) forfeit 6,625,000 shares of Purchaser Class A Common Stock, (ii) support and vote its shares of Purchaser Class A Common Stock in favor of this Agreement and the other Ancillary Documents to which Purchaser is or will be a party, and the Transactions (including the Mergers), (iii) in connection with the payment by Purchaser of any Excise Taxes, transfer, directly or constructively (including pursuant to a forfeiture and reissuance), 500,000 shares of Purchaser Class A Common Stock, to or as directed by the Company and (iv) convert any and all amounts outstanding at the Closing under any working capital loans (as described in the IPO Prospectus) into Purchaser Units;

WHEREAS, the Parties intend that certain Company Stockholders enter into a registration rights agreement, which will be effective as of the First Effective Time (as defined below), providing such Company Stockholders with registration rights as set forth in a form to be mutually agreed between the Parties (the “Registration Rights Agreement”);

WHEREAS, prior to the Closing, each of the Specified Employees have entered into an Employment Agreement with the Company and Purchaser (collectively, the “Employment Agreements”), each of which will become effective as of Closing;

WHEREAS, the Parties intend that the Mergers will be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and

WHEREAS, certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
CONTRIBUTION; CONVERSION; MERGERs

1.1  Contribution. Subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, not less than one (1) Business Days prior to the Closing Date, the Company and all of the then stockholders of Original Crystal Lagoons shall execute and deliver the Contribution Agreement and the other Contribution Documents and consummate the Contribution.

1.2  Conversion. Subject to and upon the terms and conditions of this Agreement, not less than one (1) Business Day prior to the Closing Date, but after the consummation of the Contribution, Original Crystal Lagoon and the Company, as the then sole stockholder of Original Crystal Lagoons, shall cause the consummation of the Conversion, including the adoption of the OCL LLC Agreement, and the conversion, effective as of the effective time of the Conversion, of all of the shares of OCL Capital Stock issued and outstanding and held by the Company immediately prior to the effective time of the Conversion into all of the limited liability company interests of Original Crystal Lagoons, as a Delaware limited liability company, and the Company’s admission as the sole member of Original Crystal Lagoons, as a Delaware limited liability company. The Conversion shall become effective when the certificate of conversion to limited liability company and the certificate of formation of Original Crystal Lagoons, as a Delaware limited liability company, shall be executed and filed (or caused to be filed) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA. At the effective time of the Conversion, the effect of the Conversion shall be as provided in the OCL LLC Agreement and the relevant provisions of Section 266 of the DGCL and Section 18-214 of the DLLCA.

1.3  Mergers.

(a)   First Merger. Subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, at the First Effective Time, Merger Sub 1 and the Company shall consummate the First Merger, pursuant to which Merger Sub 1 shall be merged with and into the Company, following which the separate corporate existence of Merger Sub 1 shall cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of the Purchaser (the Company, as the surviving corporation of the First Merger, is hereinafter sometimes referred to as the “Surviving Corporation”; provided that references to the Company for periods after the First Effective Time and prior to the Second Effective Time (as defined below) shall include the Surviving Corporation).

(b)   Second Merger. Subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the DLLCA, immediately following the First Effective Time, and as part of the same plan, at the Second Effective Time, Merger Sub 2 and the Company, as the Surviving Corporation, shall consummate the Second Merger, pursuant to which the Company shall be merged with and into Merger Sub 2, following which the separate corporate existence of the Company shall cease and Merger Sub 2 shall continue as the surviving limited liability company and a wholly owned subsidiary of the Purchaser (Merger Sub 2, as the surviving limited liability company of the Second Merger, hereinafter sometimes referred to as the “Surviving Entity”; provided that references to Merger Sub 2 for periods after the Second Effective Time shall include the Surviving Entity).

1.4  Effective Times. At the Closing, the Parties shall (i) cause the First Merger to be consummated by the Company’s execution, acknowledgement and filing (or causing of the filing) of a certificate of merger providing for the merger of Merger Sub 1 with and into the Company (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be agreed by the Parties and specified in the First Certificate of Merger in accordance with the relevant provisions of the DGCL, being the “First Effective Time”) and (ii) cause the Second Merger to be consummated by Merger Sub 2’s execution, acknowledgement and filing (or causing of the filing) of a certificate of merger providing for the merger of the Surviving Corporation with and into Merger Sub 2 (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA (the time of such filing, or such later time as may be agreed by the Parties and specified in the Second Certificate of Merger in accordance with the relevant provisions of the DGCL and the DLLCA, being the “Second Effective Time”). The First Effective Time shall, in all events, precede the Second Effective Time.

1.5  Effect of the Mergers.

(a)   First Merger. At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and Section 259 of the DGCL.

(b)   Second Merger. At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of Section 259 of the DGCL and Section 18-209 of the DLLCA.

1.6  Tax Treatment. For federal income tax purposes, the Mergers are intended to be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.

1.7  Governing Documents.

(a)   Surviving Corporation. The Company Charter as in effect immediately prior to the First Effective Time shall, at the First Effective Time, be amended to read in its entirety as set forth on Exhibit C as attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or amended and restated in accordance therewith or the DGCL. The Company shall take all lawful action so that the bylaws of the Company as in effect immediately prior to the First Effective Time shall, at the First Effective Time, be amended and restated to read in their entirety to be substantially the same as the bylaws of Merger Sub 1 as in effect immediately prior to the First Effective Time, except that the name of the Surviving Corporation shall be selected by the Company and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended or amended and restated in accordance therewith, the certificate of incorporation of the Surviving Corporation or the DGCL.

(b)   Surviving Entity. The certificate of formation of Merger Sub 2 as in effect immediately prior to the Second Effective Time shall, at the Second Effective Time, be amended to change the name of the Surviving Entity to a name selected by the Company and to change the registered office and registered agent of the Surviving Entity as selected by the Company and, as so amended, shall be the certificate of formation of the Surviving Entity until thereafter amended or amended and restated in accordance with the DLLCA. The limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Effective Time shall, at the Second Effective Time, be amended to change the name of the Surviving Entity to a name selected by the Company and, as so amended, shall be the limited liability company agreement of the Surviving Entity until thereafter amended or amended and restated in accordance therewith or the DLLCA.

(c)   Purchaser. Effective immediately prior to the First Effective Time, the Purchaser shall amend and restate its certificate of incorporation to read in its entirety as set forth in the Amended and Restated Certificate of Incorporation of the Purchaser in the form attached hereto and incorporated herein by reference as Exhibit D (the “Amended Purchaser Charter”).

(d)   Directors and Officers of the Surviving Corporation. The Company shall take all lawful action so that the directors and officers of the Company immediately prior to the First Effective Time shall, from and after the First Effective Time, be the directors and officers of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws and the DGCL.

1.8  Effect of First Merger on Merger Sub 1 Common Stock and Company Securities. At the First Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of any Company Common Stock or the holders of any shares of capital stock of Merger Sub 1:

(a)  Merger Sub 1 Common Stock. Each share of Merger Sub 1 Common Stock issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and become one fully-paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)  Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than the Company Excluded Shares (as defined below) and Company Dissenting Shares (as each term is defined below)) shall automatically be converted into and become the right to receive, in accordance with the Payment Spreadsheet (as defined below), the portion of the Closing Merger Shares Consideration and the portion of the Earnout Shares Consideration, in each case, set forth in the Payment Spreadsheet (with each Company Stockholder to receive the portion of the Closing Merger Shares Consideration and the portion of the Earnout Shares Consideration set forth opposite such Company Stockholder’s name on the Payment Spreadsheet). At the First Effective Time, each share of Company Common Stock converted as provided in the foregoing sentence shall automatically be cancelled and cease to exist and the holders thereof shall cease to have any rights with respect to those shares other than to receive the consideration provided in the foregoing sentence upon compliance with Section 1.9.

(c)   Company Excluded Shares. Each share of Company Common Stock owned by the Company or any direct or indirect Subsidiary of the Company immediately prior to the First Effective Time (collectively, the “Company Excluded Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be paid in respect thereof.

1.9  Surrender of Shares of Company Common Stock and Disbursement of Closing Merger Shares Consideration.

(a)   Prior to the First Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing shares of Company Common Stock (collectively, the “Company Certificates” and each a “Company Certificate”). Immediately following the First Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent a number of shares of New Purchaser Common Stock sufficient to deliver the Closing Merger Shares Consideration (such shares of New Purchaser Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 1.9(f), being hereinafter referred to as the “Securities Exchange Fund”). Purchaser shall cause the Exchange Agent pursuant to irrevocable instructions and the Payment Spreadsheet, to pay the Closing Merger Shares Consideration out of the Securities Exchange Fund, in accordance with this Agreement and the Payment Spreadsheet.

(b)   At or prior to the First Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Closing Merger Shares Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit (as defined below))) for use in such exchange.

(c)   At any time after the First Effective Time, upon surrender of a Company Certificate, together with a completed duly executed Letter of Transmittal and such other documents as may be reasonably requested by the Exchange Agent or the Purchaser (collectively, the “Transmittal Documents”), in each case, to the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the consideration to which such holder is entitled pursuant to Section 1.9, less any required withholding of Taxes. Any Company Certificate so surrendered shall immediately be marked cancelled. No interest shall accrue or be paid on any amount due upon due surrender of any Company Certificate. Until surrendered in accordance with this Section 1.9, each share of Company Common Stock converted pursuant to Section 1.8(b) and represented by a Company Certificate shall, from and after the First Effective Time, represent solely the rights provided in Section 1.8(b).

(d)   If any portion of the Closing Merger Shares Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the First Effective Time, it shall be a condition to such delivery that (i) the transfer of such shares of Company Common Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the First Effective Time, (ii) such Company Certificate (if applicable) shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the Person who receives such portion of the Closing Merger Shares Consideration, or the Person in whose name such portion of the Closing Merger Shares Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)   Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Purchaser (a “Lost Certificate Affidavit”) which, at the reasonable discretion of the Purchaser, may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as the Purchaser may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Surviving Corporation on account of the alleged loss, theft or destruction of such lost, stolen or destroyed Company Certificate. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.9(e) shall be treated as a Company Certificate for all purposes of this Agreement.

(f)  As of the First Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. No dividends or other distributions declared or made after the execution and delivery of this Agreement with respect to New Purchaser Common Stock with a record date after the First Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the New Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents in accordance with this Section 1.9. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents in accordance with this Section 1.9, the Purchaser shall, or shall cause the Exchange Agent to, promptly deliver to the record holders thereof, without interest, the certificates representing the New Purchaser Common Stock to which the holder thereof is entitled under Section 1.8(b) and the amount of any such dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such New Purchaser Common Stock.

(h)   The consideration issued or paid with respect to each such share of Company Common Stock upon surrender of the Company Certificate representing such share shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock and such Company Certificate. Any portion of the Closing Merger Shares Consideration made available to the Exchange Agent pursuant to this Section 1.9 that remains unclaimed by former Company Stockholders two (2) years after the First Effective Time shall, to the fullest extent permitted by applicable Law, be returned to the Purchaser, upon demand, and any such former Company Stockholder who has not surrendered any Company Certificates in accordance with this Section 1.9 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Closing Merger Share Consideration in respect of the shares of Company Common Stock represented by such Company Certificates, without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, to the fullest extent permitted by applicable Law, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i)  Notwithstanding anything to the contrary contained herein, no fraction of a share of New Purchaser Common Stock will be issued by virtue of the First Merger or the Transactions, and each Person who would otherwise be entitled to a fraction of a share of New Purchaser Common Stock (after aggregating all fractional shares of New Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of New Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of New Purchaser Common Stock.

1.10  Effect of the Second Merger on Surviving Corporation Capital Stock and Merger Sub Limited Liability Company Interests. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of shares of capital stock of the Surviving Corporation or the holders of any limited liability company interests of Merger Sub 2:

(a)   Surviving Corporation Capital Stock. Each share of common stock, par value $0.01 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be paid in consideration thereof.

(b)   Merger Sub 2 Limited Liability Company Interests. All of the limited liability company interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding and shall be all of the limited liability company interests of Merger Sub 2.

1.11  Withholding. Purchaser, the Company and any other person making payments of money or payments in kind pursuant to this Agreement shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Law. Except for payments that are reasonably expected to be compensatory in nature, if Purchaser or any party acting on its behalf determines that any payment hereunder is subject to such deduction and withholding, Purchaser shall provide written notice to the Company of the amount to be deducted and withheld as soon as reasonably practicable after such determination. Each Party shall expend commercially reasonable efforts to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain available exemptions, refunds, credits or other recoveries relating to applicable Tax deductions or withholdings, and eliminate or minimize the amount of any such Tax deductions and withholdings, in each case to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such amounts were withheld.

1.12  Taking of Necessary Action; Further Action. If, at any time after the First Effective Time and /or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or any of the Ancillary Documents, and to vest the Surviving Corporation and/or the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Subs, as applicable, the officers and directors of the Purchaser, the Company and the Surviving Entity are fully authorized for, in the name and on behalf of their respective corporation or limited liability company or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement and the Ancillary Documents.

1.13  Company Dissenting Shares. Notwithstanding anything to the contrary contained herein, none of the shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time, the holder (a “Dissenting Stockholder”) of which has not voted in favor of the First Merger or consented thereto in writing and who has demanded such holder’s right to appraisal in accordance with Section 262 of the DGCL (collectively, “Company Dissenting Shares”), and who has not effectively withdrawn or lost its rights to appraisal, shall be not converted into the right to receive any of the consideration provided by Section 1.8(b). At the First Effective Time, all Company Dissenting Shares shall be canceled and shall cease to exist and shall represent the right to receive only those rights provided under Section 262 of the DGCL. If, after the First Effective Time any holder of Company Dissenting Shares withdraws, loses or fails to perfect such holder’s rights to appraisal, such shares shall be treated as if they had been converted as of the First Effective Time into the consideration provided by Section 1.8(b). The Company shall promptly notify the Purchaser upon receipt of any written demands for appraisal under Section 262 of the DGCL and any withdrawals of such demands and the Purchaser shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Purchaser, make any payment with respect to, or settle or offer to settle, any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Closing Merger Shares Consideration shall be reduced by the number of Company Dissenting Shares, and the Dissenting Stockholders shall have no rights to any portion of the Closing Merger Shares Consideration with respect to any Company Dissenting Shares.

1.14  Earnout.

(a)   The holders of the shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than Company Excluded Shares and Company Dissenting Shares) (such holders, the “Earnout Recipients”) shall be entitled to receive, subject to the terms and conditions of this Section 1.14(a) and the Payment Spreadsheet, the Earnout Shares Consideration as follows:

(i)  In the event that the VWAP of the Purchaser Common Stock equals or exceeds $15.00 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing Date) (the “First Share Price Target”) for twenty (20) out of any thirty (30) consecutive Trading Days during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “First Earnout Period”), then, subject to the terms and conditions of this Agreement, the Earnout Recipients shall be entitled to receive, and Purchaser shall issue, an aggregate of 612,500 Earnout Shares, in accordance with, and pursuant to, the Payment Spreadsheet with each Earnout Recipient to receive the portion of the Earnout Shares Consideration set forth opposite such Earnout Recipient’s name on the Payment Spreadsheet (the “First Earnout Share Payment”).

(ii)  In the event that the VWAP of the Purchaser Common Stock equals or exceeds $17.50 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing Date) (the “Second Share Price Target” and together with the First Share Price Target, the “Share Price Targets”) for twenty (20) out of any thirty (30) consecutive Trading Days during the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date (the “Second Earnout Period”, and together with the First Earnout Period, the “Earnout Periods”), the Earnout Recipients shall be entitled to receive, and Purchaser shall issue, an aggregate of 612,500 Earnout Shares, in accordance with, and pursuant to, the Payment Spreadsheet with each Earnout Recipient to receive the portion of the Earnout Shares Consideration set forth opposite such Earnout Recipient’s name on the Payment Spreadsheet (the “Second Earnout Share Payment”, and together with the First Earnout Share Payment, the “Earnout Share Payments”).

(b)   If at any time during an Earnout Period there occurs any transaction resulting in a Change of Control of Purchaser, then Purchaser shall issue to the Earnout Recipients, in accordance with, and pursuant to the Payment Spreadsheet, each such Earnout Recipient’s portion of the relevant Earnout Share Payment(s) (with each Earnout Recipient to receive the portion of the Earnout Shares Consideration set forth opposite such Earnout Recipient’s name on the Payment Spreadsheet); provided that Earnout Shares Consideration shall be issued only once upon the occurrence of the foregoing event and thereafter no additional Earnout Shares Consideration shall be issued under this Section 1.14(b).

(c)   For purposes of Section 1.14(a)(i) and Section 1.14(a)(ii) above, the thirty (30) consecutive Trading Day periods may be overlapping, such that multiple Share Price Targets may be achieved simultaneously or within thirty (30) consecutive Trading Days of each other. For the avoidance of doubt, the Earnout Share Payments are cumulable, but each is earnable solely on an all-or-nothing basis, such that there will be no entitlement to a partial award of any Earnout Share Payment. The number of shares of New Purchaser Common Stock constituting any Earnout Share Payment shall be equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the First Effective Time. The Purchaser shall make each applicable Earnout Share Payment within ten (10) Business Days following the occurrence of the relevant Share Price Targets.

(d)   Any issuance of Earnout Shares shall be treated as an adjustment to the Closing Merger Shares Consideration by the Parties hereto for Tax purposes and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Article II
CLOSING

2.1  Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Transactions (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)), on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the conditions to Closing this Agreement have been satisfied or waived, or at such other date or time or both as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

2.2  Closing Statement; Payment Spreadsheet.

(a)   No later than the third (3rd) Business Day prior to the Closing Date, Purchaser shall deliver to the Company written notice setting forth (i) a good faith estimate of the aggregate amount of Purchaser Transaction Expenses as of the Closing (including a list of all of such Purchaser Transaction Expenses together with written invoices and wire transfer instructions for the payment thereof) and (ii) funds raised pursuant to the Private Placements (such written notice, the “Purchaser Closing Statement”). If the Company in good faith disagrees with any portion of the Purchaser Closing Statement, then the Company and Purchaser shall seek, in good faith, to resolve any such disagreements.

(b)   No later than the third (3rd) Business Day prior to the Closing Date, the Company shall deliver to Purchaser written notice setting forth a good faith estimate of the aggregate amount of Company Transaction Expenses (including a list of all of such Company Transaction Expenses together with written invoices and wire transfer instructions for the payment thereof) (the “Company Closing Statement”). If Purchaser in good faith disagrees with any portion of the Company Closing Statement, then Purchaser and the Company shall seek, in good faith, to resolve such disagreement.

(c)   Promptly following delivery by (i) the Purchaser of the Purchaser Closing Statement pursuant to Section 2.2(a) and (ii) the Company of the Company Closing Statement pursuant to Section 2.2(b) and, in any event, no later than the second (2nd) Business Day prior to the Closing Date, the Company shall deliver to Purchaser a schedule (the “Payment Spreadsheet”) setting forth the allocation of the Closing Merger Shares Consideration and the Earnout Shares Consideration among the Company Stockholders. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the Parties hereto shall work together in good faith to finalize the Payment Spreadsheet. The allocation of the Closing Merger Shares Consideration and the Earnout Shares Consideration set forth in the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all Parties and shall be used by Purchaser for purposes of issuing the Closing Merger Shares Consideration and the Earnout Shares Consideration, absent manifest error.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder (it being understood and agreed that information disclosed in any section of the Purchaser Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Purchaser Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports (as defined below) that are available on the SEC’s website through EDGAR (excluding any forward looking disclosures or risk factor disclosures set forth therein, in each case, to the extent that such statements are predictive, cautionary, protective or forward-looking in nature), the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing (except as specifically provided otherwise), as follows:

3.1  Organization and Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub 1 is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub 2 is a limited liability company duly formed and in good standing under the Laws of the State of Delaware. The Purchaser and each Merger Sub has all requisite corporate or limited liability company (as applicable) power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser and each Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser and each Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Neither the Purchaser nor either Merger Sub is not in violation of any provision of its Organizational Documents.

3.2  Authorization; Binding Agreement. The Purchaser and each Merger Sub has all requisite corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party or will be a party and (subject, in the case of the Purchaser, to obtaining the Required Purchaser Stockholder Approval (as defined below)) to perform the Purchaser’s obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Purchaser is a party and will be a party and the consummation of the Transactions (a) have been duly and validly authorized by the board of directors of the Purchaser in accordance with the Purchaser’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Purchaser or any of its stockholders is a party or by which it or its securities are bound, and (b) no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Documents to which a Merger Sub is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company (as applicable) action and no other corporate or limited liability company (as applicable) actions or proceedings on the part of such Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which such Merger Sub is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser or a Merger Sub is a party or will be a party shall be when delivered, duly and validly executed and delivered by the Purchaser or such Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, a legal, valid and binding obligation of the Purchaser or such Merger Sub, respectively, enforceable against the Purchaser or such Merger Sub, respectively, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3  Governmental Approvals. Except as otherwise described in Section 3.3 of the Purchaser Disclosure Schedule, no Consent of or with any Governmental Authority, on the part of the Purchaser or a Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or such Merger Sub of this Agreement and each Ancillary Document to which it is a party or will be a party or the consummation by the Purchaser or such Merger Sub of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, and (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder.

3.4  Non-Contravention. Except as otherwise described in Section 3.4 of the Purchaser Disclosure Schedule, the execution and delivery by the Purchaser or the Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser or Merger Subs of the Transactions, and compliance by the Purchaser or the Merger Subs with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s or any Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in this Section 3.4, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any Merger Sub or any of their respective properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or any Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser or the Merger Subs under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract (as defined below), except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser or the Merger Subs.

3.5  Capitalization.

(a)  Purchaser. As of the date of this Agreement, Purchaser is authorized to issue 111,000,000 shares of capital stock consisting of (i) 110,000,000 shares of Purchaser Common Stock including (A) 100,000,000 shares of Purchaser Class A Common Stock and (B) 10,000,000 shares of Purchaser Class B Common Stock, and (ii) 1,000,000 shares of Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Section 3.5(a) of the Purchaser Disclosure Schedule. As of the date of this Agreement, there are no issued or outstanding shares of Purchaser Preferred Stock. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party or by which its securities are bound. None of the outstanding Purchaser Securities have been issued in violation of any applicable securities Laws.

(b)   Merger Subs. Prior to giving effect to the First Merger, Merger Sub 1 is authorized to issue 1,000 shares of Merger Sub 1 Common Stock, of which 100 shares are issued and outstanding, and all of which are owned by the Purchaser. Prior to giving effect to the Second Merger, all of the outstanding limited liability company interests of Merger Sub 2 are owned by the Purchaser and the Purchaser is the sole member of Merger Sub 2. Prior to giving effect to the Transactions, other than Merger Sub 1 and Merger Sub 2, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c)   Except as set forth in Section 3.5(a) or Section 3.5(c) of the Purchaser Disclosure Schedule, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive rights, rights of first refusal or first offer or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or the Merger Subs or (B) obligating Purchaser or the Merger Subs to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser or the Merger Subs to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser or the Merger Subs to repurchase, redeem or otherwise acquire any equity interests or securities of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 3.5(c) of the Purchaser Disclosure Schedule, there are no stockholders agreements, voting trusts, proxies or other agreements or understandings to which Purchaser or either of the Merger Subs is a party with respect to the voting of any shares or limited liability company interests (as applicable) of Purchaser or the Merger Subs, respectively. Except as set forth in Section 3.5(a) of the Purchaser Disclosure Schedule, the Purchaser has not granted any registration rights to any Person with respect to the Purchaser Securities.

(d)   All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Section 3.5(d) of the Purchaser Disclosure Schedule. No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or the Merger Subs or (iii) the ability of the Purchaser or the Merger Subs to grant any Lien on its properties or assets. The Merger Subs have no Indebtedness.

(e)   Since the date of formation of the Purchaser and the Merger Subs, as applicable, and except as contemplated by this Agreement, neither Purchaser nor Merger Subs has declared or paid any distribution or dividend in respect of its shares or limited liability company interests, as applicable, and has not repurchased, redeemed or otherwise acquired any of its shares or limited liability company interests, as applicable and neither Purchaser’s nor Merger Subs’ board of directors have authorized any of the foregoing.

3.6  SEC Filings and Purchaser Financials.

(a)   The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the shares of Purchaser Class A Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable listing and corporate governance rules of Nasdaq.

(b)   The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)   Except as set forth on Section 3.6(c) of the Purchaser Disclosure Schedule, the Purchaser is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that either (i) are adequately reflected or reserved on or provided for in the consolidated balance sheet of the Purchaser contained in the Purchaser Financials, (ii) are not material or (iii) were incurred after the date of the Purchaser’s most recent balance sheet included in the Purchaser Financials in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(d)    Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Purchaser and other material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Purchaser’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. Except as set forth in Section 3.6(d) of the Company Disclosure Schedule, such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act.

(e)   There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of SOX.

(f)  The Purchaser is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(g)   The Purchaser maintains accurate books and records in all material respects, reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Purchaser does not maintain any off-the-book accounts and that the Purchaser’s assets are used only in accordance with the Purchaser’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Purchaser and to maintain accountability for the Purchaser’s assets, (iv) access to the Purchaser’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Purchaser’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Purchaser are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Purchaser has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Purchaser. In the past two (2) years, the Purchaser has not received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Purchaser or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Purchaser has engaged in questionable accounting or auditing practices.

3.7  Absence of Certain Changes. As of the date of this Agreement, except as set forth on Section 3.7 of the Purchaser Disclosure Schedule, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination (as defined below) as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement and (b) since its formation, not been subject to a Material Adverse Effect on the Purchaser.

3.8  Compliance with Laws. The Purchaser is, and has since its formation been, in material compliance with all Laws applicable to it and the conduct of its business, and the Purchaser has not received written notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

3.9  Actions; Orders; Permits. There is no (a) pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject (and no such Action has been brought in the past two (2) years) or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past two (2) years, in either case of (a) or (b) by or against the Purchaser, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Purchaser must be related to the Purchaser’s business, equity securities or assets). There is no material Action that the Purchaser has pending against any other Person. In the past two (2) years, none of the current or former officers, senior management or directors of the Purchaser have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to be material to the Purchaser.

3.10  Taxes and Returns.

(a)   The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.

(b)   There is no Action currently pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by a Governmental Authority in a jurisdiction where the Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)   The Purchaser is not being audited by any Tax authority and has not been notified in writing or, to the Knowledge of the Purchaser, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established).

(d)   There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(e)   The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f)  Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(g)   The Purchaser has not participated in any “listed transaction,” as defined in U.S. Treasury Regulations Section 1.6011-4(b)(2).

(h)   The Purchaser has no Liability for the Taxes of another Person that are not adequately reflected in the Purchaser Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, or arrangement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Purchaser with respect to any period following the Closing Date.

(i)  The Purchaser has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j)  The Purchaser has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code within the two-year period ending on the date hereof.

(k)   All of the capital stock of Merger Sub 1 is owned by the Purchaser. For federal Tax purposes, Merger Sub 2 is classified as an entity that is disregarded as an entity separate from the Purchaser under U.S. Treasury Regulations Section 301.7701-3(b). The Purchaser is not aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

3.11  Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12  Properties. The Purchaser does not own or lease any material real property or material Personal Property.

3.13  Material Contracts.

(a)   Except as set forth on Section 3.13(a) of the Purchaser Disclosure Schedule, other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)   With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14  Transactions with Affiliates. Section 3.14 of the Purchaser Disclosure Schedule sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15  Merger Subs Activities. Since its formation, each Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, such Merger Sub is not party to or bound by any Contract.

3.16  Investment Company Act. As of the date of this Agreement, the Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.17  Finders and Brokers. Except as set forth on Section 3.17 of the Purchaser Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser or any of its respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

3.18  Ownership of Closing Merger Shares Consideration. All shares of New Purchaser Common Stock to be issued and delivered as Closing Merger Shares Consideration or Earnout Shares Consideration in accordance with Article I shall be, upon issuance and delivery of such shares of New Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by the holder thereof, and the issuance and sale of such New Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19  Certain Business Practices.

(a)   Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b)   The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)   None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last two (2) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20  Insurance. Section 3.20 of the Purchaser Disclosure Schedule lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.21  Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules (as defined below)) and in any certificate delivered to the Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Proxy Statement (as defined below); and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Proxy Statement; and (c) all representations and warranties not expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the Purchaser pursuant hereto or provided by or on behalf of the Company for the Proxy Statement are hereby disclaimed.

3.22  Takeover Statues. The board of directors of the Purchaser has taken all necessary action, including, without limitation, the approval of this Agreement, the Lock-Up Agreements, the Mergers and the other Transactions, to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Lock-Up Agreements, the Mergers and the other Transactions.

3.23  Purchaser Related Persons. Except as set forth in Section 3.22 of the Purchaser Disclosure Schedule, Purchaser has not engaged in any transactions with a Related Person that would be required to be disclosed in the Proxy Statement.

3.24  Trust Account. As of the date of this Agreement, Purchaser has at least $14,273,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Trust Agreement. There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SEC filings to be inaccurate in any material respect, or that would entitle any Person (other than as described in the IPO Prospectus) to any portion of the proceeds in the Trust Account. There are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Purchaser to dissolve or liquidate pursuant to the Purchaser’s Organizational Documents shall terminate, and as of the Closing, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions.

3.25  Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions; (b) in the Proxy Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing (each term as defined below) will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder (it being understood and agreed that information disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing (except as specifically provided otherwise), as follows:

4.1  Organization and Standing. Each of the Company and Original Crystal Lagoons is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the other Target Companies is a corporation or other entity duly incorporated or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of its incorporation or formation (as applicable) and has all requisite corporate or limited liability company (as applicable) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not have a Material Adverse Effect on the Company. Each Target Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified or in good standing that would not have a Material Adverse Effect on the Company. Section 4.1 of the Company Disclosure Schedule lists all jurisdictions in which any Target Company is qualified to conduct business. The Company has made available to the Purchaser accurate and complete copies of the Organizational Documents of each of the Target Companies, each as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2  Authorization; Binding Agreement. Each of the Company and Original Crystal Lagoons has all requisite corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party to (subject, in the case of the Company, to obtaining the Required Company Stockholder Approval (as defined below)) perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to, subject to obtaining the Required Company Stockholder Approval, consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which Original Crystal Lagoons is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company (as applicable) action and no other corporate or limited liability company (as applicable) actions or proceedings on the part of Original Crystal Lagoons are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which Original Crystal Lagoons is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company or Original Crystal Lagoons is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company or Original Crystal Lagoons, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company or Original Crystal Lagoons, respectively, enforceable against the Company or Original Crystal Lagoons, respectively, in accordance with its terms, except to the extent that the enforceability thereto be limited by the applicable Enforceability Exceptions. The Company’s board of directors has duly adopted resolutions approving this Agreement, the First Merger, the Second Merger and other Transactions, declaring the advisability of this Agreement and the Transactions and submitting this Agreement to the Company Stockholders for their consideration and vote. The Voting Agreement delivered by the Company include Persons who represent a sufficient number of Company Common Stock to secure the Required Company Stockholder Approval, and such Voting Agreement is in full force and effect.

4.3  Capitalization.

(a)   Original Crystal Lagoons. As of the execution and delivery of this Agreement, Original Crystal Lagoons is authorized to issue (i) 60 shares of common stock, par value $0.01 per share, of Original Crystal Lagoons (the “OCL Common Stock”), and (ii) 14 shares of preferred stock, par value $0.01 per share, of Original Crystal Lagoons (the “OCL Preferred Stock”). The shares of OCL Common Stock, OCL Preferred Stock and other equity interests of Original Crystal Lagoons issued and outstanding as of immediately prior to the execution and delivery of this Agreement are set forth on Section 4.3(a) of the Company Disclosure Schedule, along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Organizational Documents of Original Crystal Lagoons. As of immediately prior to the execution and delivery of this Agreement, all of such issued and outstanding shares and other equity interests of Original Crystal Lagoons have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, Original Crystal Lagoon’s Organizational Documents or any Contract to which Original Crystal Lagoons is a party. None of such issued and outstanding shares or other equity interests of Original Crystal Lagoons were issued in violation of any applicable securities Laws.

(b)   Company. The Company is authorized to issue 1,000 shares of Company Common Stock. No shares of Company Common Stock or other equity interests of the Company are issued and outstanding as of the date hereof. As of immediately prior to the First Effective Time, all of such issued and outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party. As of immediately prior to the First Effective Time, none of such issued and outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

(c)   Except as set forth on Section 4.3(a) of the Company Disclosure Schedule, there are no (i) other equity interests of Original Crystal Lagoons, (ii) convertible securities, (iii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, in each case, with respect to Original Crystal Lagoons or the Company, (iv) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Original Crystal Lagoons or the Company, (B) obligating Original Crystal Lagoons or the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Original Crystal Lagoons or the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of Original Crystal Lagoons or the Company to repurchase, redeem or otherwise acquire any shares of Original Crystal Lagoons or the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Section 4.3(c) of the Company Disclosure Schedule and the Contribution Agreement, there are no shareholders agreements, voting trusts or other agreements or understandings to which Original Crystal Lagoons or the Company is a party with respect to the voting of any shares of Original Crystal Lagoons or the Company, respectively.

4.4  Subsidiaries. Section 4.4 of the Company Disclosure Schedule sets forth the name of each of the Target Companies and (a) its jurisdiction of organization and (b) the number of authorized, issued and outstanding shares or other equity interests (as applicable) and the record holders thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no (i) outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Target Company is a party or which are binding upon any Target Company providing for the issuance or redemption of any equity interests of any Target Company, or (ii) equity appreciation, phantom equity, profit participation or similar rights granted by any Target Company. No Target Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Section 4.4 of the Company Disclosure Schedule, (i) the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, (ii) none of the Target Companies are a participant in any joint venture, partnership or similar arrangement and (iii) there are no outstanding contractual obligations of the Target Companies to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5  Governmental Approvals. Except as otherwise described in Section 4.5 of the Company Disclosure Schedule, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions other than (a) such filings as contemplated by this Agreement or (b) pursuant to Antitrust Laws.

4.6  Non-Contravention. Except as otherwise described in Section 4.6 of the Company Disclosure Schedule, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in this Section 4.6 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract (as defined below), except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Company.

4.7  Financial Statements.

(a)   As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2022 and December 31, 2021, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Company Financials”) and (ii) unaudited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheets of the Target Companies as of September 30, 2023 (the “Balance Sheet Date”), and the related consolidated unaudited income statements, changes in stockholder equity and statements of cash flows for the three month period then ended, prepared in accordance with International Financial Reporting Standards (“IFRS”). True and correct copies of the Company Financials have been provided to the Purchaser. The Audited Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved, (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. In the past two (2) years, the Company has not identified and has not been advised by the Company’s auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls over financial reporting. In the past five (5) years, no Target Company or its Representative has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complain, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)   As of the date of this Agreement, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Section 4.7(c) of the Company Disclosure Schedule, which sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as set forth on Section 4.7(c) of the Company Disclosure Schedule, no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d)   Except as set forth on Section 4.7(d) of the Company Disclosure Schedule, no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP or IFRS, as applicable), except for those that either (i) are adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date contained in the Company Financials, (ii) are not material or (iii) were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

4.8  Absence of Certain Changes. As of the date of this Agreement, except as set forth on Section 4.8 of the Company Disclosure Schedule, since December 31, 2021, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Section 5.2 of the Company Disclosure Schedule) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9  Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or material violation of, nor has any Target Company received, since December 31, 2021, any written notice of any material conflict or material non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10  Company Permits. Each Target Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Section 4.10 of the Company Disclosure Schedule. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11  Litigation. Except as described on Section 4.11 of the Company Disclosure Schedule, there is no (a) material Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past three (3) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets, except in each case (a) and (b), as would not have, or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past three (3) years, to the Knowledge of the Company, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12  Material Contracts.

(a)   Section 4.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of, and the Company has made available to the Purchaser true, correct and complete copies of, each Contract (other than Company Benefit Plans (as defined below)) to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Section 4.12(a) of the Company Disclosure Schedule, a “Company Material Contract”) that:

(i)  contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)  involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)  evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;

(iv)   involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practices) or shares or other equity interests of any Target Company or another Person;

(v)   relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vi)   by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000;

(vii)   is with any Top Customer or Top Supplier (each term as defined below);

(viii)    is between any Target Company and any directors, officers or employees of a Target Company (other than employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any of its Related Persons;

(ix)   obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture) in any twelve (12) months period;

(x)   relates to a material settlement (A) entered into within two (2) years prior to the date of this Agreement or (B) under which any Target Company has outstanding obligations (other than customary confidentiality obligations); or

(xi)   relates to the development, ownership, licensing or use by, to or from any Target Company of any Intellectual Property that is material to the businesses of the Target Companies, other than (i) non-exclusive licenses of Off-the-Shelf Software (defined below), (ii) Incidental Licenses, and (iii) Contracts with customers entered in the ordinary course of business (excluding nonexclusive licenses granted to any Target Companies that are licensed for a payment of less than $50,000 per annum in the aggregate).

(b)   Except as disclosed in Section 4.12(b) of the Company Disclosure Schedule, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect; and (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or materially amend the terms thereof.

4.13  Intellectual Property.

(a)   Section 4.13(a)(i) of the Company Disclosure Schedule sets forth: all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and all material common law Trademarks or material Software owned or purported to be owned by a Target Company. Section 4.13(a)(ii) of the Company Disclosure Schedule sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $200,000 per year (collectively, “Off-the-Shelf Software”) and Incidental Licenses, which are not required to be listed, although such licenses for Off-the-Shelf Software and Incidental Licenses are “Company IP Licenses” as that term is used herein). Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. To the Company’s Knowledge, no item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Section 4.13(a)(iii) of the Company Disclosure Schedule, all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b)   Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. Each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder. The Intellectual Property currently used in the businesses of the Target Companies will, following the Closing Date, be available on the same terms and conditions as those under which the Target Companies currently own or use such Intellectual Property. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind (other than routine office actions).

(c)   Section 4.13(c) of the Company Disclosure Schedule sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor, excluding any licenses or sublicenses entered with Company’s suppliers or customers (each, an “Outbound IP License”). Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or material default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(d)   No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies. In the past two (2) years, no Target Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past two (2) years, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past two (2) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e)   Except as set forth on Section 4.13(c) of the Company Disclosure Schedule, all officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) that have developed, conceived or reduced to practice any material Intellectual Property in the course of providing services to a Target Company have assigned to any applicable Target Company all Intellectual Property arising from such services performed for a Target Company by such Persons, either based on employment agreements or other written Contracts or by operation of law. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no material violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f)  To the Knowledge of the Company, in the past two (2) years, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has, in the past two (2) years, complied in all material respects with all applicable Laws and Contract requirements applicable to such Target Company relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies. The operation of the business of the Target Companies has not in the past two (2) years and does not violate in any material respect any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)   The consummation of any of the Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License.

4.14  Taxes and Returns.

(a)   Each Target Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)   There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)   No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)   There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)   No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f)  No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in accounting method (except as required by a change in Law).

(g)   No Target Company has participated in any “listed transaction,” as defined in U.S. Treasury Regulations Section 1.6011-4(b)(2).

(h)   No Target Company has any Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, or arrangement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(i)  No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j)  No Target Company: has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code within the two-year period ending on the date hereof.

(k)   No Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

4.15  Real Property. Section 4.15 of the Company Disclosure Schedule contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable obligations of the Company in accordance with their terms and are in full force and effect (except, in each case, as may be limited by the Enforceability Exceptions). Except as set forth on Section 4.15 of the Company Disclosure Schedule, to the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns any real property or any interest in real property (other than the Company Real Property Leases). No representation or warranty is made herein regarding the status of the fee title (and any matters pertaining to such fee title) of any real property subject to any Company Real Property Leases; it being understood and agreed that the provisions of this Section 4.15 pertain only to the leasehold interests of the applicable Target Company.

4.16  Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $500,000 is set forth on Section 4.16 of the Company Disclosure Schedule, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as would not be material to the Company or set forth in Section 4.16 of the Company Disclosure Schedule, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not materially dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17  Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Balance Sheet Date included in the Company Financials and (d) Liens set forth on Section 4.17 of the Company Disclosure Schedule. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are, in all material respects, adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted as of the date hereof.

4.18  Employee Matters.

(a)   Except as set forth in Section 4.18(a) of the Company Disclosure Schedule, no Target Company is a party to any collective bargaining agreement or other similar Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar material labor disputes affecting any Target Company. Section 4.18(a) of the Company Disclosure Schedule sets forth all unresolved material labor controversies (including unresolved material grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and any employee or independent contractors. No current officer or employee earning an annual base compensation of $200,000 of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)   Except as set forth on Section 4.18(b) of the Company Disclosure Schedule, each Target Company (i) is and for the past two (2) years has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any individual alleging to be a current or former employee, or any Governmental Authority, alleging that any Target Company has violated any applicable Law or regulation, or alleging material breach of any contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)   Section 4.18(c) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended December 31, 2022, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2023. Except as set forth on Section 4.18(c) of the Company Disclosure Schedule, (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement or commitment or any applicable Law. Except as set forth on Section 4.18(c) of the Company Disclosure Schedule, each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d)   Section 4.18(d) of the Company Disclosure Schedule contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Section 4.18(d) of the Company Disclosure Schedule, all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Section 4.18(d) of the Company Disclosure Schedule, each such individual independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such individual’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last two (2) years have been, engaged by a Target Company have been correctly classified as independent contractors and are not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.19  Benefit Plans.

(a)   Set forth on Section 4.19(a) of the Company Disclosure Schedule is a true and complete list of each material Benefit Plan of a Target Company (each, a “Company Benefit Plan”).

(b)   Each Company Benefit Plan is and has been within the past two (2) years administered in compliance, in all material respects, with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)   With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) the most recent plan document or agreement governing the Company Benefit Plan and any related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the two (2) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual plan valuation; (v) the two (2) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all non-routine material communications with any Governmental Authority regarding a Company Benefit Plan within the past two (2) years.

(d)   With respect to each Company Benefit Plan: (i) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption except as would not result in material Liability to the Target Companies; and (iii) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)   No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Target Company currently maintains or within the past two (2) years has maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)  There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)   With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied, in all material respects, with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)   The consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)  Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Section 4.19(i) of the Company Disclosure Schedule. Each Section 409A Plan has been administered in compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

4.20  Environmental Matters. Except as set forth on Section 4.20 of the Company Disclosure Schedule:

(a)   Each Target Company is, and, to the knowledge of the Company, has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)   No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material that would reasonably be expected to have a Material Adverse Effect on the Company. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)   To the Company’s Knowledge, no Action has been made, or is pending or threatened in writing against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)   No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, other than in compliance with Environmental Law, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to a Material Adverse Effect on the Company. To the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Material Adverse Effect on the Company.

(e)   To the Knowledge of the Company, there is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or threatened that could lead to the imposition of any Liens under any Environmental Law material Environmental Liabilities or that could reasonably be expected to have a Material Adverse Effect on the Company.

(f)  To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g)   The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that are in the possession of the Company have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.21  Transactions with Related Persons. Except as set forth on Section 4.21 of the Company Disclosure Schedule, no Target Company nor any of its Affiliates, nor any of its Related Persons, is presently, or in the past two (2) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Companies in the ordinary course of business consistent with past practice) any of its Related Person or any Person in which any such Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any such Related Person has any direct or indirect interest (other than the ownership of securities representing no more than one percent (1%) of the outstanding voting power or economic interest of a publicly traded company).

4.22  Insurance. The Company has made available each material insurance policy under which the Target Companies is an insured as of the date hereof. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect. No Target Company has any self-insurance or co-insurance programs. In the past two (2) years, no Target Company has received any written, or to the Knowledge of the Company, oral notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any material change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

4.23  Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.24  Top Customers and Suppliers. Section 4.24 of the Company Disclosure Schedule lists, by dollar volume received or paid, as applicable, for the twelve (12) months ended on December 31, 2022, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. No Top Customer or Top Supplier has, within the last twelve (12) months, cancelled or otherwise terminated any material relationships of such Person with a Target Company.

4.25  Certain Business Practices. Since December 31, 2021, to the Knowledge of the Company:

(a)   no Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment;

(b)   no Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar unlawful benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction;

(c)   the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened; and

(d)   no Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last two (2) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.26  Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.27  Finders and Brokers. Except as set forth on Section 4.27 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Target Companies in connection with the Transactions based upon arrangements made by or on behalf of the Target Companies.

4.28  Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.29  Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions; (b) in the Proxy Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

Article V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Second Effective Time (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to the Contracts, agreements, commitments, books and records, financial and operating data and other reasonable information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies; provided, further, that the Company shall not be required to give, or cause its Representatives to give, any documents or other information to the extent that the Company has been advised by legal counsel that the giving of such document or other information would (i) violate its obligations of confidentiality under applicable Law or any Contract (it being acknowledged and agreed that the Parties shall use commercially reasonable efforts to allow such documents or other information to be given pursuant to this Section 5.1(a) in a manner that would not result in such violation) or (ii) jeopardize any attorney-client work product or other similar privilege or protection.

(b) During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries provided, further, that the Purchaser shall not be required to give, or cause its Representatives to give any documents or other information to the extent that the Purchaser has been advised by legal counsel that the giving of such document or other information would (i) violate its obligations of confidentiality under applicable Law or any Contract (it being acknowledged and agreed that the Parties shall use commercially reasonable efforts to allow such documents or other information to be given pursuant to this Section 5.1(b) in a manner that would not result in such violation) or (ii) jeopardize any attorney-client, work product or other similar privilege or protection.

5.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Section 5.2 of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice and (ii) comply, in all material respects, with all Laws applicable to the Target Companies and their respective businesses, assets and employees.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement, the Ancillary Documents or as set forth on Section 5.2 of the Company Disclosure Schedule, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) other than in connection with the Contribution and the Conversion, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or other similar rights to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) other than in connection with the Contribution and the Conversion, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) other than the Company Credit Facility Restructuring or otherwise in the ordinary course of business, (A) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), or (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) other than in the ordinary course of business, (A) increase the wages, salaries or compensation of its employees, or (B) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate);

(xiv) close or materially reduce its activities or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi) make capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $750,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights outside of the ordinary course of business; or

(i) other than the Voting Agreement, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(ii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(iii) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Section 5.3 of the Purchaser Disclosure Schedule, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any Subscription Agreements) or as set forth on Section 5.3 of the Purchaser Disclosure Schedule, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than working capital loans (as described in the IPO Prospectus);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xiv) make capital expenditures;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Purchaser Transaction Expenses) other than pursuant to the terms of a Purchaser Material Contract;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

5.4 Annual and Interim Financial Statements. During the Interim Period, within forty-five (45) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. During the Interim Period, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

5.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the shares of Purchaser Class A Common Stock and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the New Purchaser Common Stock and the Purchaser Public Warrants.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the Transactions) concerning the sale of (x) all or substantially all of the business or assets of the Target Companies, taken as a whole (other than in the ordinary course of business consistent with past practice), or (y) twenty percent (20%) or more of the voting power of the outstanding shares of capital stock, limited liability company or membership interest, partnership interests or similar equity interest of the Target Companies, taken as a whole, in either case, whether such transaction takes the form of a sale of shares or shares of capital stock, limited liability company or membership interests, partnership interests or similar equity interests, a sale of assets, a merger, consolidation, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination. For the avoidance of doubt, a Company Credit Facility Restructuring shall not be deemed an Acquisition Proposal or an Acquisition Transaction.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party. For the avoidance of doubt, the Parties acknowledge that any actions taken by Original Crystal Lagoons, its Affiliates or any of their Representatives in connection with a Company Credit Facility Restructuring shall not be deemed a breach of this Section 5.6(b) with respect to an Acquisition Proposal or an Acquisition Transaction.

(c) Each Party shall notify the other Parties as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information regarding such Party or its Affiliates or their respective business, operations, assets, Liabilities, financial condition, prospects or employees by an Person or group (other than a Party or their respective Representatives) in connection with or in response to an Acquisition Proposal and (ii) any requests for discussions or negotiations with any Person or group regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for non-public information or requests for discussions or negotiations that could reasonably be expected to lead to an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the Person making such inquiry, proposal, offer or request for information, discussions or negotiations. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information, discussions or negotiations. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Trading. The Company acknowledges that it is aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I), communicate such information to any third party other than to its Representatives in connection with the Transactions who need to know such information and understand the confidential nature of the information and the restrictions on selling securities when in possession of material non-public information, knowingly take any other action with respect to the Purchaser in violation of such Federal Securities Laws, or knowingly cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or receives any notice or other communication from any Governmental Authority in connection with the Transactions; (c) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed or (d) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9 Regulatory Approvals; Consents.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall use reasonable best efforts to cooperate with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with each of the Purchaser and the Company bearing fifty percent (50%) of any and all costs and expenses thereof, and each Party agrees to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) Notwithstanding anything to the contrary in this Section 5.9, in no event shall a Party be required to take any action that such party has been advised by legal counsel would (i) violate its obligations of confidentiality under applicable Law or any Contract (it being acknowledged and agreed that the Parties shall use commercially reasonable efforts to allow such action to be taken pursuant to this Section 5.9 in a manner that would not result in such violation) or (ii) jeopardize any attorney-client, work product or other similar privilege or protection.

5.10 Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Mergers to fail to qualify for the Intended Tax Treatment. The Parties shall report the Mergers in a manner consistent with the Intended Tax Treatment and shall not take any inconsistent position for Tax purposes, including on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall cooperate with each other and their respective counsel to document and support the qualification of the Mergers for the Intended Tax Treatment, including by providing factual support letters.

(b) At the Closing, the Company shall deliver to the Purchaser a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the U.S. Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by the Purchaser with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the U.S. Treasury Regulations. If Purchaser fails to provide the foregoing, the Purchaser’s sole remedy shall be to withhold applicable Taxes to the extent required by applicable Law, subject to the provisions of Section 1.11 of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, the Company and Original Crystal Lagoons are not making, and shall not be construed to have made, any representation or warranty as to the amount of, or Purchaser’s or any other Person’s ability to use or apply, any net operating loss, Tax credit, Tax basis, Tax accounting method, Tax reporting position or other Tax attribute in any taxable period (or portion thereof) beginning on or after the Closing Date; and from and after the Closing Date, the Company and its Affiliates shall have no liability to any party, including the Purchaser and its Affiliates, with respect to or as a result of any of any such items.

5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions. Each of the Parties agrees to (i) take all commercially reasonable acts necessary to cause the conditions set forth in Article VI to be satisfied and (ii) use reasonable best efforts to obtain all necessary actions, waivers, Consents, approvals, Orders and authorizations from Governmental Authorities and third parties, and to make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authority, if any). Notwithstanding the foregoing, no event shall a Party be required to take any action that such Party has been advised by legal counsel would (i) violate its obligations of confidentiality under applicable Law or any Contract (it being acknowledged and agreed that the Parties shall use reasonable best efforts to allow such action to be taken pursuant to this Section 5.11 in a manner that would not result in such violation) or (ii) jeopardize any attorney-client, work product or other similar privilege or protection.

5.12 The Proxy Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare, with the reasonable assistance of the Company, and file with the SEC a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser’s stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders (as defined below) an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their shares of Purchaser Class A Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser’s Business Combination. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser’s stockholders to vote, at a special meeting of Purchaser stockholders duly called, noticed and held for such purpose (together with any adjournment or postponement thereof, the “Purchaser Special Meeting”), in favor of resolutions approving (i) the Purchaser’s Business Combination (as defined below) in accordance with the Purchaser’s Organizational Documents, (ii) the Amended Purchaser Charter in accordance with the DGCL (iii) the issuance of shares of New Purchaser Common Stock pursuant to the First Merger and Additional PIPE Investment (as defined below) in accordance with the Purchaser’s Organizational Documents the DGCL and the rules and regulations of the SEC and Nasdaq, (iv) the adoption and approval of the Equity Incentive Plan (as defined below), in a form to reasonably agreed upon by the Purchaser and the Company during the Interim Period, (v) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other Transactions (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”), and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. In connection with the Proxy Statement, the Purchaser shall file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. The Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) The Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Proxy Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use its commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC and become effective as promptly as practicable. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Proxy Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable (but in any case no later than twenty (20) days) following the Proxy Statement “clearing” comments from the SEC and becoming effective, the Purchaser shall distribute the definitive Proxy Statement to the Purchaser’s stockholders, and, pursuant thereto, shall duly call, give notice of, convene and hold the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents and the DGCL.

(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of the SEC and Nasdaq, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling, noticing of, convening and holding of the Purchaser Special Meeting and the Redemption.

5.13 Company Stockholder Meeting. The Company shall, if a unanimous consent of the Company Stockholder adopting this Agreement in accordance with the DGCL (the “Company Stockholder Consent”) has not been signed and delivered to the Company in accordance with the Company’s Organizational Documents and the DGCL within twenty-four hours after the consummation of the Contribution, as promptly as practicable following such twenty-four hour period, duly call, notice and hold a special meeting of the Company’s stockholders to adopt this Agreement in accordance with the DGCL (together with any adjournment or postponement thereof, the “Company Special Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement prior to such Company Special Meeting and take all other actions reasonable and necessary to secure the Required Company Stockholder Approval, including enforcing the Voting Agreement.

5.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall be entitled to review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company and the Purchaser shall be entitled to review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions; provided that no Party shall be required to furnish any document or other information to the extent that such Party has been advised by legal counsel that the furnishing of such document or other information would (i) violate its obligations of confidentiality under applicable Law or any Contract (it being acknowledged and agreed that the Parties shall use commercially reasonable efforts to allow such documents or other information to be furnished pursuant to this Section 5.14(b) in a manner that will not result in such violation) or (ii) jeopardize any attorney-client, work product or similar privilege or protection.

5.15 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent that the Purchaser is advised by outside legal counsel that such disclosure is required by the Federal Securities Laws.

5.16 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary lawful action, including causing the directors of the Purchaser to resign, so that effective as of immediately following the Second Effective Time, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of six (6) individuals, (i) four (4) of which are nominated by the Company prior to the Closing (the “Company Directors”), one of which shall be Fernando Fischmann Torres, who shall act as the Chairman of the board of directors and shall be a Class III director; and (ii) two (2) of which are nominated by the Purchaser prior to the Closing (the “Purchaser Directors”), one of which shall be Allen R. Weiss and the other one who shall be mutually agreed by both the Purchaser and the Company prior to the Closing (the “Independent Director”, and together with the Company Directors, and the Purchaser Directors the “Directors” and each individually a “Director”). At least four (4) Directors shall qualify as independent directors under Nasdaq rules. With effect immediately following the Second Effective Time, the Purchaser and each Director shall enter into a customary director indemnification agreement, in form and substance reasonably acceptable to such Director and as agreed to by the Purchaser and the Company.

(b) The Parties shall take all lawful action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately following the Second Effective Time will be the same individuals (in the same office) as that of the Company immediately prior to the First Effective Time (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Merger Subs or the Target Companies and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Merger Subs or the Target Companies (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Merger Subs or the Target Companies, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the fullest extent permitted by applicable Law. For a period of six (6) years after the Second Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Entity to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser, Merger Subs and the Target Companies to the fullest extent permitted by applicable Law. The provisions of this Section 5.17 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of D&O Indemnified Persons, the Purchaser shall, prior to the First Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Second Effective Time for events occurring prior to the First Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the D&O Indemnified Persons’ existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

5.18 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Purchaser from any Private Placement shall be used to pay, any unpaid Purchaser Transaction Expenses (not to exceed the Purchaser Transaction Expense Cap) and unpaid Company Transaction Expenses (not to exceed the Company Transaction Expense Cap), on a pro-rata basis to the ratio between the Purchaser Transaction Expense Cap and the Company Transaction Expense Cap. Such amounts will be paid on the Closing Date following the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.

5.19 Additional PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to, enter into and consummate additional Subscription Agreements with investors relating to a private equity investment in Purchaser to purchase shares of New Purchaser Common Stock in connection with a private placement, and/or enter into forward purchase arrangements or backstop arrangements with potential investors, in each case on terms mutually agreeable to the Company and Purchaser, acting reasonably (“Additional PIPE Investment”), and, if Purchaser elects to seek Additional PIPE Investment, Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Additional PIPE Investment and use their respective commercially reasonable efforts to cause such Additional PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

5.20 Equity Incentive Plan. Purchaser shall, prior to the Closing, include a proposal in the Proxy Statement to approve a new equity incentive plan (the “Equity Incentive Plan”), to be effective as of the Second Effective Time, which shall be in such form as the Company and Purchaser shall mutually determine.

5.21 Excise Tax. Purchaser shall timely pay any and all Excise Tax incurred by Purchaser in connection with the Redemptions or the Transactions, including any such Excise Tax incurred prior to Closing.

5.22 Deferred Underwriting Fees. Purchaser shall ensure that its creditors with respect deferred fees or commissions payable to the underwriters of the IPO upon consummation of a Business Combination (collectively, the “Deferred Underwriting Fees”) shall, by the Closing Date, have entered into novation, waiver or substantially similar agreements with the Purchaser and/or Sponsor, as applicable, so that no such Deferred Underwriting Fees shall be due at and after the Closing (collectively, the “Deferred Underwriting Fees Waiver”).

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Mergers and the other Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Special Meeting shall have been duly called, noticed and held in accordance with the DGCL and the Purchaser’s Organizational Documents, and, at such meeting, each of the Purchaser Stockholder Approval Matters shall have been approved by the requisite vote of the shareholders of the Purchaser in accordance with the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. (the “Required Purchaser Stockholder Approval”).

(b) Required Company Stockholder Approval. The Company Stockholder Consent shall have been signed and delivered to the Company in accordance with the Company’s Organizational Documents and the DGCL or the Company Special Meeting shall have been duly called, noticed and held in accordance with the DGCL and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have adopted this Agreement (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions, other than the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, shall have been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(f) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and any Private Placements, the Purchaser shall have net tangible assets of at least $5,000,001.

(g) Proxy Statement. The definitive Proxy Statement shall have been cleared by the SEC.

(h) Nasdaq or NYSE Listing. The shares of New Purchaser Common Stock to be issued in connection with the Transactions shall have been approved for listing on the Nasdaq or the New York Stock Exchange, subject only to official notice of issuance.

6.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Mergers and the other Transactions are subject to the satisfaction or written waiver by the Company of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Minimum Cash on Balance Sheet Condition. On the Closing Date, after the payment (i) of all unpaid Purchaser Transaction Expenses and Company Transaction Expenses, (ii) of all fees and costs in connection with the FCM Credit Facility, (iii) of the Company’s insurance policy premiums and applicable Taxes, (iv) to fund a depleting interest reserve account, and (v) to refinance the existing credit facility of the Company, at least $5,000,000 in cash shall be funded to the Company’s balance sheet.

(e) Deferred Underwriting Fees Waiver. Prior to the Closing Date, Purchaser shall have delivered to the Company the Deferred Underwriting Fees Waiver pursuant to Section 5.22.

(f) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(ii) Registration Rights Agreement. The Company shall have received a copy of the Registration Rights Agreement, duly executed by the Purchaser.

(iii) FCM Definitive Credit Agreement. The Company shall have received (y) a copy of the definitive credit agreement, duly executed by the Purchaser and FCM, the terms of which will be substantially the same as set forth in the First Lien Term Loan Facility Non-Binding Indicative Term Sheet, dated as of October 25, 2023 (the “FCM Term Sheet”), among the Company, the Purchaser and FCM or alternatively (z) a copy of a definitive credit agreement on substantially equivalent terms as the FCM Term Sheet from another lender that is reasonably and mutually acceptable to the Purchaser and the Company.

(iv) Resignations. The Company shall have received written resignations, effective as of the Closing, of each of the officers and directors (other than the Purchaser Directors) of the Purchaser.

6.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Subs to consummate the Mergers and the other Transactions are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Lock-Up Agreement. Purchaser shall have received copies of each Lock-Up Agreement, duly executed by the Company and each Significant Company Holder, and each such Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(iv) Employment Agreements. The Purchaser shall have received copies of the Employment Agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser, between each of the Specified Employees and the applicable Target Company or the Purchaser, as noted in Section 6.3(e)(iv) of the Company Disclosure Schedule, each such Employment Agreement duly executed by the parties thereto.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by May 31, 2024 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of execution and delivery of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Company to the Purchaser, if there shall have been a Material Adverse Effect on the Purchaser following the date of this Agreement which is uncured and continuing;

(h) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting shall have been dully called, noticed and held and the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained;

(i) by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting shall have been dully called, noticed and held and the Required Company Stockholder Approval was not delivered by Company; or

(j) by written notice by the Company to the Purchaser, at any time after the date of this Agreement and for any or no reason, subject to payment of the Termination Fee pursuant to Section 7.4.

7.2 Effect of Termination.

(a) This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith became, to the fullest extent permitted by the applicable Law, void and of no further force an effect, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 7.3, 7.4, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1); provided, however, that if the Termination Fee is paid pursuant to Section 7.4, neither the Company nor any of its Affiliates shall have any Liability whatsoever pursuant to this Agreement, any Ancillary Document and/or the Transactions, including for any (x) willful breach of any of the Company’s representations, warranties, covenants or obligations under this Agreement, any Ancillary Document or otherwise or (y) Fraud Claim against the Company or its Affiliates. Without limiting the foregoing, and except as provided in this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.8, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

(b) Any termination of this Agreement under Section 7.1 above shall be effective immediately upon the delivery of written notice of the Party seeking termination to the other Parties.

7.3 Fees and Expenses.

(a) Subject to Section 8.1 and Section 9.15, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided, however, that subject, and pursuant, to Section 5.18, if the Closing shall occur, the Purchaser shall pay or cause to be paid all unpaid Purchaser Transaction Expenses and unpaid Company Transaction Expenses on the Closing Date after the Closing.

(b) Notwithstanding the foregoing, during the Interim Period, Purchaser shall pay all expenses (a) relating to all SEC, Antitrust Laws and other regulatory filing fees incurred in connection with the Transactions, (b) incurred in connection with printing, mailing, and soliciting proxies with respect to the Proxy Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto) and (c) incurred in connection with any filings with or approvals from Nasdaq or the New York Stock Exchange in connection with the Transactions, in each case as such expenses shall be incurred or otherwise be due and payable.

(c) If, immediately prior to or at the Closing, there is a Purchaser Transaction Expense Cap Excess, Purchaser shall cause Sponsor to, at Sponsor’s election, on the Closing Date, (i) pay to Purchaser an amount in cash equal to the Purchaser Transaction Expense Cap Excess, (ii) irrevocably forfeit and surrender to Purchaser for no consideration a number of shares of Purchaser Common Stock equal to (x) the amount of the Purchaser Transaction Expense Cap Excess divided by (y) $10.00, or (iii) utilize a combination of the foregoing clauses (i) and (ii). Notwithstanding the foregoing, the maximum number of shares of Purchaser Common Stock that may be forfeited and surrendered by Sponsor for purposes of this Section 7.3(c) shall be 150,000 shares of Purchaser Common Stock, and any remaining amount of Purchaser Transaction Expense Cap Excess (following the forfeiture and surrender by Sponsor of such 150,000 shares of Purchaser Common Stock) shall be paid to Purchaser by Sponsor in cash. Purchaser shall cause Sponsor to take any other action reasonably requested by the Company to evidence the forfeiture and surrender of such shares pursuant to this Section 7.3(c).

7.4 Termination Fee. Notwithstanding Section 7.3 above, in the event that there is a valid and effective termination of this Agreement by the Company pursuant to Section 7.1(j), then the Company shall, within thirty (30) days after such termination, pay to Purchaser a termination fee in an aggregate amount of $1,500,000 (the “Termination Fee”). Notwithstanding anything to the contrary in this Agreement, including Section 7.2(a), the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Purchaser would otherwise be entitled to assert against the Company or any of its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the Transactions, and shall (i) constitute the sole and exclusive remedy available to Purchaser and (ii) be in lieu of any other money damages or remedy at law available to Purchaser.

Article VIII
WAIVERS AND RELEASES

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Class A Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, subject to Extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay taxes and up to $100,000 of dissolution expenses, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement, between Purchaser or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives in connection with this Agreement and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article IX
MISCELLANEOUS

9.1 Non-Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, including any rights arising out of any breach of such representations and warranties, and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein and therein that by their terms expressly contemplate performance in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), and then only with respect to any breaches occurring after the Closing, and (ii) Article VIII and this Article IX.

9.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:

Twelve Seas Investment Company II
228 Park Avenue S., Suite 89898

New York, New York, 10003-1502
Attn: Dimitri Elkin, CEO
Telephone No.: (917) 361-1177
Email: dimitri@twelveseascapital.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to the Company or the Surviving Corporation, to: Crystal Lagoons U.S. Corp. 1395 Brickell Avenue, Suite 800 Attn: Patrick Beroiza, Director of Corporate Finance Email: pberoiza@crystal-lagoons.com with a copy (which will not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Avenue

New York, NY 10017
Attn: Erika Litvak; Jaret Davis; Alan Annex; Adam Namoury

Telephone No.: (212) 801-6721
Email: litvake@gtlaw.com; davisj@gtlaw.com; annexa@gtlaw.com; namourya@gtlaw.com

If to the Purchaser after the Closing, to: Crystal Lagoons U.S. Corp. 1395 Brickell Avenue, Suite 800 Attn: Patrick Beroiza, Director of Corporate Finance Email: pberoiza@crystal-lagoons.com with a copy (which will not constitute notice) to:

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017

Attn: Erika Litvak; Jaret Davis; Alan Annex; Adam Namoury

Telephone No.: (212) 801-6721

Email: litvake@gtlaw.com; davisj@gtlaw.com; annexa@gtlaw.com; namourya@gtlaw.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

9.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be, to the fullest extent permitted by applicable Law, null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.4 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.17, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement and the Ancillary Document or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.5 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or any application for enforcement of a resolution under this Section 9.5) arising out of, related to, or in connection with this Agreement or the Transactions (a “Dispute”) shall be governed by this Section 9.5. A Party must, in the first instance, provide written notice of any Dispute to the relevant other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other Parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing “Expedited Procedures” (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or parties, as applicable) to comply with only one or the other of the proposals submitted for resolution of the Dispute to arbitration. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

9.6 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 9.5, all Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or to the extent that the Court of Chancery of the State of Delaware is found to lack jurisdiction, then the Superior Court of the State of Delaware or, to the extent that both of the aforesaid courts are found to lack jurisdiction, then the United States District Court of the District of Delaware (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 9.5, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall, to the fullest extent permitted by applicable Law, be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.10 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company.

9.11 Waiver. The Purchaser on behalf of itself, its Affiliates and each of the stockholders of the Purchaser and their successors and permitted assigns, and the Company on behalf of itself, its Affiliates and the Company Stockholders as of immediately prior to the First Effective Time (other than those holding Company Excluded Shares or Company Dissenting Shares) and their successors and permitted assigns, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliate Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliate Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliate Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

9.14 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.15 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to Closing, jointly represented the Purchaser, Merger Subs and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’ future representation of one or more of the Sponsor or its respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser, Merger Sub, any Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such attorney-client privileged communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the First Effective Time, the Surviving Corporation and its Affiliates) of any attorney-client work product or other similar privilege or protection that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Greenberg Traurig, LLP (“GT”) may have, prior to Closing, jointly represented the Company and Original Crystal Lagoons in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company, Original Crystal Lagoons and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, GT will be permitted in the future, after Closing, to represent the Affiliates of the Company in connection with matters in which such Persons are adverse to the Company, including any disputes arising out of, or related to, this Agreement. The Purchaser hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with GT’s future representation of one or more of the Company’s Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by GT of the Company or any of its Affiliates. All such attorney-client privileged communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to such client, shall be controlled by such client and shall not pass to or be claimed by the Company, Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the First Effective Time, the Surviving Corporation and its Affiliates) of any attorney-client work product or other similar privilege or protection that can or may be asserted to prevent disclosure of any such communications to any third party.

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York are generally open for use by customers on such day.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Purchaser; (b) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring at more than least 50% of the combined voting power of the then outstanding securities of the Purchaser or the surviving or successor entity immediately after such combination; or (c) a sale of all or substantially all of the assets of the Purchaser and its Subsidiaries, taken as a whole; provided, however, that any securities of the Purchaser issued (i) in a bona fide financing transaction, (ii) series of bona fide financing transactions, (iii) in accordance with this Agreement, or (iv) pursuant to the conversion of any securities issued in accordance with this Agreement shall be excluded from the definition of “Change of Control”.

“Closing Merger Shares Consideration” means, collectively, an aggregate number of shares of New Purchaser Common Stock equal to the quotient of (a) the Equity Value, divided by (b) $10.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the First Effective Time.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Credit Facility Restructuring” means the restructuring of the GPC Credit Agreement (as defined in the Company Disclosure Schedule), including by means of (a) amending the GPC Credit Agreement or (b) paying-off of the GPC Credit Agreement and entering into a different credit facility or debt financing instrument with the same or different lenders, in each case, in Original Crystal Lagoon’s sole discretion.

“Company Knowledge Parties” means the individuals listed on Section 10.1(a) of the Company Disclosure Schedules.

“Company Stockholders” means, collectively, the holders of Company Common Stock.

“Company Transaction Expense Cap” means $5,100,000.

“Company Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by or on behalf of the Target Companies (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Earnout Shares” means any shares of New Purchaser Common Stock issued as payment of the Earnout Shares Consideration.

“Earnout Shares Consideration” means up to an aggregate maximum of 1,225,000 shares of New Purchaser Common Stock (subject to adjustment for stock splits, stock dividends, combinations, recapitalizations and the like occurring after the First Effective Time, including to account for any equity securities into which such shares are exchanged or converted).

“Equity Value” means $350,000,000.

“Environmental Law” means any Law currently in effect in any way relating to (a) the protection of human health and safety (but only with respect to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1151 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 111 et seq., Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Oil Pollution Act of 1990 and analogous state acts.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excise Tax” means any and all Taxes in respect of any taxable year or period (or portion thereof) ending on or before the Closing Date imposed on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded United States corporations (and certain non-U.S. corporations treated as “surrogate foreign corporations”) by the Inflation Reduction Act of 2022, as modified by the rules and regulations promulgated by the U.S. Department of the Treasury.

“Extension Expenses” shall mean costs and expenses necessary for an Extension.

“Fraud Claim” means a claim with respect to any representation, covenant, or obligation under this Agreement that is based, in whole or in part, on Delaware common law fraud or fraudulent inducement.

“FCM” means one or more funds or entities managed or advised by Farallon Capital Management, L.L.C. or its Affiliates.

“FCM Credit Facility” means the (a) $58,000,000 first lien term loan facility and (b) $65,000,000 uncommitted accordion to the first lien term loan facility, in each case, funded by FCM on the Closing Date.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Incidental Licenses” means (a) assignments or licenses of Intellectual Property to a Target Company under Contracts with its employees or contractors entered into in course, and (b) Contracts in which the licensing of Intellectual Property is incidental (including, the grant of a license to Trademarks for use on a supplier’s client list or similar publicity purposes).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (d) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (e) all obligation described in clauses (a) through (d) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all intellectual property, industrial property and proprietary rights of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other similar intellectual property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of February 25, 2021, and filed with the SEC on March 1, 2021 (File Nos. 333-252599 and 333-253560).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to the (a) Company, the actual knowledge of the Company Knowledge Parties, after reasonable inquiry and (b) Purchaser, the actual knowledge of the Purchaser Knowledge Parties, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with an Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with an Extension) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub 1 Common Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub 1.

“Nasdaq” means the Nasdaq Capital Market.

“New Purchaser Common Stock” means the common stock of Purchaser, par value $0.0001 per share, as set forth in the Amended Purchaser Charter.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, limited liability company or operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended or amended and restated.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which (i) are not due and payable, (ii) are being contested in good faith and by appropriate proceedings, or (iii) and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) non-exclusive licenses of Intellectual Property granted to customers or suppliers of any Target Company in the ordinary course of business, (f) Liens arising under this Agreement or any Ancillary Document, (g) all matters of record encumbering real property, (h) easements, encumbrances, rights-of-way, declarations, covenants, conditions, restrictions and similar matters not of record that do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company, and (i) zoning, building, entitlement and other land use laws or other governmentally established restrictions or encumbrances.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Private Placements” means a private placement or placements of New Purchaser Common Stock, on terms mutually agreeable to Purchaser and Original Crystal Lagoons, in which no shares of New Purchaser Common Stock are sold to investors at a price of less than $10.00 per share.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Common Stock” means the shares of Purchaser Class A Common Stock and Purchaser Class B Common Stock, collectively.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Knowledge Parties” means the individuals listed on Section 10.1(a) of the Purchaser Disclosure Schedules.

“Purchaser Preferred Stock” means shares of preferred stock, par value $0.0001 per share, of Purchaser.

“Purchaser Private Units” means the units issued by Purchaser in a private placement to the Sponsor at the time of the consummation of the IPO consisting of one (1) share of Purchaser Class A Common Stock and one-third of one Purchaser Warrant.

“Purchaser Private Warrants” means one-third of one whole warrant that was included as part of each Purchaser Private Unit, with each whole warrant entitling the holder thereof to purchase one (1) Purchaser Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) share of Purchaser Class A Common Stock and one-third of one Purchaser Public Warrant.

“Purchaser Public Warrants” means one-third of one whole warrant that was included as part of each Purchaser Public Unit, with each whole warrant entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock, the Purchaser Preferred Stock, and the Purchaser Warrants, collectively.

“Purchaser Transaction Expenses” means (a) all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by Purchaser or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement and (b) the amount of any loans owed by the Purchaser to the Sponsor or its affiliates in excess of $1,500,000, (c) any administrative costs and expenses incurred by or on behalf of the Purchaser, (d) any Extension Expenses, (e) all expenses (i) relating to all SEC, Antitrust Laws and other regulatory filing fees incurred in connection with the Transactions, (ii) incurred in connection with printing, mailing, and soliciting proxies with respect to the Proxy Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto) and (iii) incurred in connection with any filings with or approvals from Nasdaq or the New York Stock Exchange in connection with the Transactions, and (f) any other Liabilities of the Purchaser as of the Closing.

“Purchaser Transaction Expense Cap” means $1,900,000.

“Purchaser Transaction Expense Cap Excess” means the dollar amount by which the Purchaser Transaction Expenses exceed the Purchaser Transaction Expense Cap. For the avoidance of doubt, if Purchaser Transaction Expenses are equal to or less than the Purchaser Transaction Expense Cap, then the Purchaser Transaction Expense Cap Excess shall be deemed to be $0.

“Purchaser Units” means the Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Related Persons” means any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means the Company Stockholders listed on Section 10.1(b) of the Company Disclosure Schedules.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Specified Employees” means the individuals listed on Section 6.3(e)(iv) of the Company Disclosure Schedules.

“Sponsor” means Twelve Seas Sponsor II LLC, a Delaware limited liability company.

“Subscription Agreements” means agreements, in a form to be mutually agreed between the Parties, entered into individually between the Purchaser and certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase New Purchaser Common Stock for a purchase price of $10.00 per share, in the Private Placements.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company or membership, or partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons is allocated a majority of limited liability company or membership, partnership, association or other business entity gains or losses or is or controls the managing director, managing member, general partner or other managing Person of such limited liability company, partnership, association or other business entity. A Subsidiary of a Person shall also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means each of the Company, its direct and indirect Subsidiaries and Original Crystal Lagoons.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which the Purchaser Common Stock are then traded.

“Transactions” means the First Merger, the Second Merger and the other transactions contemplated by this Agreement and the Ancillary Documents.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 25, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, combinations, recapitalizations or other similar transaction during such period.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA Procedures	9.5
Acquisition Proposal	5.6(a)
Additional PIPE Investment	5.19
Agreement	Preamble
Alternative Transaction	5.6(a)
Amended Purchaser Charter	1.7(c)
Antitrust Laws	5.9(b)
Audited Company Financials	4.7(a)
Balance Sheet Date	4.7(a)
Business Combination	8.1
Cash Exchange Fund	1.9(a)
Closing	2.1
Closing Date	2.1
Closing Filing	5.14(b)
Closing Press Release	5.14(b)
Company	Preamble
Company Benefit Plan	4.19(a)
Company Certificate(s)	1.9(a)
Company Closing Statement	2.2(b)
Company Directors	5.16(a)
Company Disclosure Schedules	Article IV
Company Dissenting Shares	1.13
Company Excluded Shares	1.8(c)
Company Financials	4.7(a)
Company IP	4.13(d)
Company IP Licenses	4.13(a)
Company Material Contract	4.12(a)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Company Special Meeting	5.13
Company Stockholder Consent	5.13
Contribution	Recitals
Contribution Agreement	Recital
Contribution Documents	Recitals
Conversion	Recitals
Dissenting Stockholders	1.13
D&O Indemnified Persons	5.17(a)
D&O Tail Insurance	5.17(b)
DGCL	Recitals

Term	Section
DLLCA	Recitals
Director(s)	5.16(a)
Dispute	9.5
Earnout Periods	1.14
Earnout Recipients	1.14(a)
Earnout Share Payments	1.14(a)(ii)
EGS	9.15(a)
Employment Agreements	Recitals
Enforceability Exceptions	3.2
Environmental Permits	4.20(a)
Equity Incentive Plan	5.20
Exchange Agent	1.9(a)
FCM Term Sheet	6.2(f)(iii)
Fee Cap	7.3
Federal Securities Laws	5.7
First Certificate of Merger	1.4
First Earnout Period	1.14(a)(i)
First Earnout Share Payment	1.14(a)(i)
First Effective Time	1.4
First Merger	Recitals
First Share Price Target	1.14(a)(i)
First Earnout Period	1.14(a)(i)
First Earnout Share Payment	1.14(a)(i)
GT	9.15(b)
IFRS	4.7(a)
Independent Director	5.16(a)
Intended Tax Treatment	1.6
Interim Period	5.1(a)
Letter of Transmittal	1.9(a)
Lock-Up Agreement	Recitals
Lost Certificate Affidavit	1.9(e)
Mergers	Recitals
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
OCL Capital Stock	Recitals
OCL Common Stock	4.3(a)
OCL LLC Agreement	Recitals
OCL Preferred Stock	4.3(a)
OFAC	3.19(c)
Off-the-Shelf Software	4.13(a)

Term	Section
Original Crystal Lagoons	Recitals
Outbound IP License	4.13(c)
Outside Date	7.1(b)
Party(ies)	Preamble
Payment Spreadsheet	2.2(c)
Post-Closing Purchaser Board	5.16(a)
Pre-Closing Reorganization	Recitals
Proxy Statement	5.12(a)
Public Certifications	3.6(a)
Public Stockholders	8.1
Purchaser	Preamble
Purchaser Closing Statement	2.2(a)
Purchaser Directors	5.16(a)
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(b)
Purchaser Material Contract	3.13(a)
Purchaser Special Meeting	5.12(a)
Purchaser Stockholder Approval Matters	5.12(a)
Redemption	5.12(a)
Registration Rights Agreement	Recitals
Released Claims	8.1
Required Company Stockholder Approval	6.1(b)
Required Purchaser Stockholder Approval	6.1(a)
Resolution Period	9.5
SEC Reports	3.6(a)
Second Certificate of Merger	1.4
Second Earnout Period	1.14(a)(ii)
Second Earnout Share Payment	1.14(a)(ii)
Second Effective Time	1.4
Second Share Price Target	1.14(a)(ii)
Second Merger	Recitals
Securities Exchange Fund	1.9(a)
Section 409A Plan	4.19(i)
Share Price Targets	1.14(a)(ii)
Signing Filing	5.14(b)
Signing Press Release	5.14(b)
Specified Courts	9.6
Sponsor Support Agreement	Recitals
Surviving Corporation	1.3(a)
Surviving Entity	1.3(b)
Top Customers	4.24
Top Suppliers	4.24
Transactions	Recitals
Transmittal Documents	1.9(c)
Voting Agreement	Recitals

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered as of the date first written above.

The Purchaser:

TWELVE SEAS INVESTMENT COMPANY II

By:	/s/ Dimitri Elkin
	Name:	Dimitri Elkin
	Title:	Chief Executive Officer

Merger Sub 1:

TWELVE SEAS II MERGER SUB 1 INC.

By:	/s/ Dimitri Elkin
	Name:	Dimitri Elkin
	Title:	President

Merger Sub 2:

TWELVE SEAS II MERGER SUB 2 LLC

By:	/s/ Dimitri Elkin
	Name:	Dimitri Elkin
	Title:	President

Original Crystal Lagoons:

CRYSTAL LAGOONS U.S. CORP.

By:	/s/ Fernando Fischmann Torres
	Name:	Fernando Fischmann Torres
	Title:	President

The Company:

CL NEWCO INC.

By:	/s/ Fernando Fischmann Torres
	Name:	Fernando Fischmann Torres
	Title:	President